Exhibit 99.4

August 8, 2018

The Board of Directors

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 27, 2018, to the Board of Directors of SYNNEX Corporation (“SYNNEX”) as Annex C to, and to the references thereto under the headings “SUMMARY—Opinion of SYNNEX’ Financial Advisor,” “RISK FACTORS,” “APPROVAL OF THE STOCK ISSUANCE—Background of the Mergers” “APPROVAL OF THE STOCK ISSUANCE—SYNNEX’ Reasons for the Mergers; Recommendations of SYNNEX’ Board of Directors that SYNNEX Stockholders Approve the Stock Issuance,” “APPROVAL OF THE STOCK ISSUANCE—Opinion of SYNNEX’ Financial Advisor” and “APPROVAL OF THE STOCK ISSUANCE—Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving SYNNEX and Convergys Corporation, which joint proxy statement/prospectus forms a part of SYNNEX’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED